UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

WorldCommodity Funds, Inc.

Address of Principal Business Office:

6075 Roswell Road, Suite 450

Atlanta, GA 30328

Telephone Number:

404-437-7420

Name and address of agent for service of process:

Mr. James M. Llewellyn

6075 Roswell Road, Suite 450

Atlanta, GA 30328

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  [X]

No [  ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Atlanta and state of Georgia on the 29th day of August, 2005.

WORLDCOMMODITY FUNDS, INC.

BY /s/ JAMES M. LLEWELLYN

James M. Llewellyn, Director